Exhibit 99.1

Consolidated Communications Reports First Quarter 2021 Results

●	Achieved fast start on multi-year, Gig+ FTTP expansion plan; completed 45,800 upgrades in first quarter and on track to upgrade 300,000 in 2021 and upgrade 70% of Company’s service area by 2025
●	Completed opportunistic repricing of term loan further strengthening the capital structure by improving incremental cash flow by approximately $30 million per year
●	Second closing of Searchlight Capital Partners’ additional $75 million investment is on track to be completed in third quarter

First Quarter 2021 Highlights

●	Revenue totaled $324.8 million, generating Adjusted EBITDA of $126.6 million
●	Consumer broadband revenue grew 2.6%, representing the eighth consecutive quarter of year-over-year growth
●	Commercial and carrier data-transport revenue grew approximately 1%, compared to first quarter 2020
●	Net cash from operating activities was $98.5 million; cash and cash equivalents totaled $325.1 million
●	Capital expenditures totaled $76 million

Mattoon, Ill. – Apr. 29, 2021 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) (the “Company” or “Consolidated”) reported results for the first quarter 2021.

“Our first-quarter results demonstrate we’re delivering on our fiber growth plans as we upgraded approximately 46,000 passings to Gig+ FTTP and are sustaining an eight-quarter track record of year-over-year broadband revenue growth,” said Bob Udell, president and chief executive officer at Consolidated Communications. “The fast start to the year demonstrates our team’s strong execution of our fiber-first strategy.”

“We are on track to close on the final stage of the Searchlight investment following FCC and state approvals which are expected in the third quarter 2021,” added Udell. “Our fiber expansion plan is fully funded and we are embarking on the Company’s most important growth and transformation period yet as we bring highly competitive, gigabit broadband services to at least 70% of our footprint by 2025.”

Financial Results for the First Quarter

●	Revenue totaled $324.8 million, a decline of 0.3% compared to the first quarter 2020.
-	Broadband revenue increased 2.6% or $1.7 million.
-	Video services revenue declined $2.3 million reflecting our strategy change to streaming Over-The-Top services bundled with broadband services.
-	Voice services revenue declined $4.2 million or 4.7% across all customer channels.
-	Subsidies declined $1.1 million primarily due to reductions in support from Texas High Cost Funds.

-	Other Products and Services revenue increased $6.2 million. Non-recurring revenue associated with network builds for public-private partnerships totaled $6.5 million.

●	Operating expenses increased $5.3 million or 2.6% compared to the same period last year. First quarter operating expenses included $8 million in expense related to public-private partnership network builds and initial fiber expansion costs.

●	Income from operations totaled $38.3 million in the first quarter, an increase of $974,000 or 2.6%. The year-over-year change was primarily due to a decline in depreciation and amortization expense of $7.1 million, partially offset by an increase of $5.3 million in operating expenses and slightly lower revenue.

●	Net interest expense was $48.4 million, an increase of $16.3 million, as a result of the recapitalization of the balance sheet associated with the Oct. 2, 2020 refinancing, the receipt of the $350 million Searchlight strategic investment and additional borrowings during the quarter. Interest expense increased $5.6 million due to the higher mix of senior notes in the Company’s external debt and additional borrowings under the Company’s credit agreement during the quarter. Non-cash interest on the Searchlight note combined with amortization of deferred financing costs and the discount totaled $10.2 million. The Company expects to continue to make payment in kind (PIK) interest payments on the Searchlight note.
●	At March 31, 2021, the Company recognized a non-cash loss of $57.6 million related to a change in the fair value of the Searchlight contingent payment obligations.
●	Cash distributions from the Company’s wireless partnerships totaled $9.4 million, a decline of $700,000 from a year ago.
●	Other income, net was $12.3 million compared to $15.2 million in the first quarter 2020. The change was primarily due to lower income from the Company’s minority interest in wireless partnerships, a gain of $3.7 million on an asset sale in the first quarter of 2020 offset by a decrease in non-operating pension/OPEB expense of $1.9 million.
●	On a GAAP basis, net loss was $62.1 million, compared to net income of $15.6 million for the same period a year ago. GAAP net loss per share was ($0.80). Adjusted diluted net income (loss) per share excludes certain items as outlined in the table provided in this release. Adjusted diluted net income per share was $0.21 in the first quarter of 2021, compared to $0.23 in the first quarter of 2020.
●	Adjusted EBITDA was $126.6 million, a decrease 3.8% from the first quarter 2020 primarily due to certain expenses associated with the startup of the fiber expansion plans.
●	The total net debt leverage ratio was 3.41x with $325.1 million cash and cash equivalents.
●	Capital expenditures totaled $76 million in the first quarter, compared to $42.4 million in the first quarter of 2020, driven by the Company’s fiber build expansion plan and investment in digital transformation technology.

On April 26, 2021, Consolidated’s shareholders approved the issuance to Searchlight of additional shares of common stock equal to 20% or more of the Company’s outstanding common stock. Those shares are issuable to Searchlight pursuant to a contingent payment right, which is convertible upon receipt of FCC and certain state regulatory approvals. FCC approval is also required for the closing of the second stage of the transaction and the investment by Searchlight of its remaining $75 million investment. The Company has received Hart-Scott-Rodino approval of the transaction.

2021 Outlook

Consolidated Communications affirmed its previous outlook for 2021 which is outlined below.

●	Capital expenditures are expected to be in a range of $400 million to $420 million, reflecting a higher level of spending to support the fiber expansion plan.
●	Adjusted EBITDA is expected to be in a range of $500 million to $510 million, reflecting the start-up and acceleration of the Company’s growth plan.
●	Cash interest expense is expected to be in a range of $130 million to $135 million, and was updated on April 5, 2021 with the Company’s announcement of a repricing of its term loan.
●	Cash income taxes are expected to be in a range of $2 million to $4 million.

Conference Call

Consolidated’s first-quarter 2021 earnings conference call will be webcast live today at 10 a.m. ET. The webcast and materials will be available on the Investor Relations section of the Company’s website at http://ir.consolidated.com. The live conference call dial-in number for analysts and investors is 833-794-0898, conference ID 7369367. A telephonic replay of the conference call will be available through May 6 and can be accessed by calling 800-585-8367, enter ID 7369367.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) is a leading broadband and business communications provider serving consumers, businesses, and wireless and wireline carriers across rural and metro communities and a 23-state service area. Leveraging an advanced fiber network spanning 47,400 fiber route miles, Consolidated Communications offers a wide range of communications solutions, including: high-speed Internet, data, phone, security, managed services, cloud services and wholesale, carrier solutions. From our first connection 125 years ago, Consolidated is dedicated to turning technology into solutions, connecting people and enriching how they work and live. Visit www.consolidated.com for more information.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “total net debt to last 12 month adjusted EBITDA ratio” or “Net debt leverage ratio,” “free cash flow” and “adjusted diluted net income (loss) per share,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

We present adjusted EBITDA for several reasons. Management believes adjusted EBITDA is useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt). In addition, we have presented adjusted EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting it here provides a measure of consistency in our financial reporting. Adjusted EBITDA, referred to as Available Cash in our credit agreement, is also a component of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt. The definitions in these covenants and ratios are based on adjusted EBITDA after giving effect to specified charges. In addition, adjusted EBITDA provides our board of directors with meaningful information, with other data, assumptions and considerations, to measure our ability to service and repay debt. We present the related “total net debt to last 12 month adjusted EBITDA ratio” or “Net debt leverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Because adjusted EBITDA is a component of the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes this ratio is useful as a means to evaluate our ability to incur additional indebtedness in the future.

Free cash flow represents net cash provided by operating activities adjusted for capital expenditures, cash dividends, and proceeds received from the sale of assets, refinancing and investment. Free cash flow is a measure of operating cash flows available for corporate purposes after providing sufficient fixed asset additions. The tables that follow include a calculation of free cash flow for each of the periods presented with a reconciliation to net cash provided by operating activities. Free cash flow provides useful information to investors in the evaluation of our operating performance and liquidity.

We present the non-GAAP measure “adjusted diluted net income (loss) per share” because our net income (loss) and net income (loss) per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Safe Harbor

Certain statements in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results. There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include a number of factors related to our business, including the uncertainties relating to the impact of the novel coronavirus (COVID-19) pandemic on the Company’s business, results of operations, cash flows, stock price and employees; the possibility that any of the anticipated benefits of the strategic investment from Searchlight or our refinancing of outstanding debt, including our senior secured credit facilities, will not be realized; the outcome of any legal proceedings that may be instituted against the Company or its directors; the ability to obtain regulatory approvals and meet other closing conditions to the investment on a timely basis or at all, including the risk that regulatory approvals required for the investment are not obtained subject to conditions that are not anticipated or that could adversely affect the Company or the expected benefits of the investment; the anticipated use of proceeds of the strategic investment; economic and financial market conditions generally and economic conditions in our service areas; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations; and risks associated with discontinuing paying dividends on our common stock. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the SEC, including our reports on Form 10-K and Form 10-Q. Many of these circumstances are beyond our ability to control or predict. Moreover, forward-looking statements necessarily involve assumptions on our part. These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company and its subsidiaries to be different from those expressed or implied in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this press release.  Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements. You should not place undue reliance on forward-looking statements.

Investor and Media Contact

Jennifer Spaude, Consolidated Communications

Phone: 507-386-3765
jennifer.spaude@consolidated.com

Tag: [Consolidated-Communications-Earnings]

Consolidated Communications Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$325,142	$155,561
Accounts receivable, net	125,677	137,646
Income tax receivable	1,072	1,072
Prepaid expenses and other current assets	48,574	46,382
Total current assets	500,465	340,661

Property, plant and equipment, net	1,772,678	1,760,152
Investments	110,801	111,665
Goodwill	1,035,274	1,035,274
Customer relationships, net	103,522	113,418
Other intangible assets	10,590	10,557
Other assets	140,490	135,573
Total assets	$3,673,820	$3,507,300

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,174	$25,283
Advance billings and customer deposits	49,144	49,544
Accrued compensation	64,971	74,957
Accrued interest	41,439	21,194
Accrued expense	86,978	81,931
Current portion of long-term debt and finance lease obligations	5,018	17,561
Total current liabilities	274,724	270,470

Long-term debt and finance lease obligations	2,105,779	1,932,666
Deferred income taxes	167,096	171,021
Pension and other post-retirement obligations	291,273	300,373
Convertible security interest	241,027	238,701
Contingent payment rights	180,829	123,241
Other long-term liabilities	80,586	81,600
Total liabilities	3,341,314	3,118,072

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 79,983,431 and 79,227,607 shares outstanding as of March 31, 2021 and December 31, 2020, respectively	800	792
Additional paid-in capital	527,115	525,673
Accumulated deficit	(96,613)	(34,514)
Accumulated other comprehensive loss, net	(105,507)	(109,418)
Noncontrolling interest	6,711	6,695
Total shareholders' equity	332,506	389,228
Total liabilities and shareholders' equity	$3,673,820	$3,507,300

Consolidated Communications Holdings, Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020

Net revenues	$324,766	$325,662
Operating expenses:
Cost of services and products	143,979	137,755
Selling, general and administrative expenses	66,850	67,817
Depreciation and amortization	75,611	82,738
Income from operations	38,326	37,352
Other income (expense):
Interest expense, net of interest income	(48,415)	(32,095)
Gain (loss) on extinguishment of debt	(11,980)	234
Change in fair value of contingent payment rights	(57,588)	—
Other income, net	12,274	15,173
Income (loss) before income taxes	(67,383)	20,664
Income tax expense (benefit)	(5,300)	5,041
Net income (loss)	(62,083)	15,623
Less: net income attributable to noncontrolling interest	16	76

Net income (loss) attributable to common shareholders	$(62,099)	$15,547

Net income (loss) per basic and diluted common shares attributable to common shareholders	$(0.80)	$0.22

Consolidated Communications Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
OPERATING ACTIVITIES
Net income (loss)	$(62,083)	$15,623
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	75,611	82,738
Cash distributions from wireless partnerships in excess of (less than) earnings	11	(307)
Pension and post-retirement contributions in excess of expense	(8,770)	(8,571)
Non-cash, stock-based compensation	1,450	890
Amortization of deferred financing costs and discounts	4,283	1,196
Loss (gain) on extinguishment of debt	11,980	(234)
Loss on change in fair value of contingent payment rights	57,588	—
Other adjustments, net	7,507	(4,138)
Changes in operating assets and liabilities, net	10,913	(2,207)
Net cash provided by operating activities	98,490	84,990
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(75,960)	(42,389)
Proceeds from sale of assets	24	2,187
Proceeds from sale of investments	1,198	426
Net cash used in investing activities	(74,738)	(39,776)
FINANCING ACTIVITIES
Proceeds from bond offering	400,000	—
Proceeds from issuance of long-term debt	150,000	10,000
Payment of finance lease obligations	(1,598)	(2,674)
Payment on long-term debt	(397,000)	(46,588)
Retirement of senior notes	—	(4,208)
Payment of financing costs	(5,573)	—
Net cash provided by (used in) financing activities	145,829	(43,470)
Net change in cash and cash equivalents	169,581	1,744
Cash and cash equivalents at beginning of period	155,561	12,395
Cash and cash equivalents at end of period	$325,142	$14,139

Consolidated Communications Holdings, Inc.

Consolidated Revenue by Category

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Commercial and carrier:
Data and transport services (includes VoIP)	$90,348	$89,572
Voice services	44,279	45,720
Other	9,719	11,712
	144,346	147,004
Consumer:
Broadband (VoIP and Data)	65,755	64,076
Video services	16,781	19,131
Voice services	40,420	43,176
	122,956	126,383

Subsidies	17,339	18,454
Network access	31,603	31,465
Other products and services	8,522	2,356
Total operating revenue	$324,766	$325,662

Consolidated Communications Holdings, Inc.

Consolidated Revenue Trend by Category

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Commercial and carrier:
Data and transport services (includes VoIP)	$90,348	$92,781	$90,153	$89,572	$89,572
Voice services	44,279	44,862	45,343	45,775	45,720
Other	9,719	12,128	10,909	10,406	11,712
	144,346	149,771	146,405	145,753	147,004
Consumer:
Broadband (VoIP and Data)	65,755	66,253	67,163	65,567	64,076
Video services	16,781	17,547	18,452	19,213	19,131
Voice services	40,420	41,431	42,775	43,121	43,176
	122,956	125,231	128,390	127,901	126,383

Subsidies	17,339	17,402	18,064	18,069	18,454
Network access	31,603	31,314	32,009	30,473	31,465
Other products and services	8,522	2,406	2,198	2,980	2,356
Total operating revenue	$324,766	$326,124	$327,066	$325,176	$325,662

Consolidated Communications Holdings, Inc.

Schedule of Adjusted EBITDA Calculation

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net income (loss)	$(62,083)	$15,623
Add (subtract):
Income tax expense (benefit)	(5,300)	5,041
Interest expense, net	48,415	32,095
Depreciation and amortization	75,611	82,738
EBITDA	56,643	135,497

Adjustments to EBITDA (1):
Other, net (2)	1,688	(3,476)
Investment income (accrual basis)	(9,556)	(10,579)
Investment distributions (cash basis)	9,377	10,064
Pension/OPEB expense (benefit)	(2,541)	(584)
Loss (gain) on extinguishment of debt	11,980	(234)
Change in fair value of contingent payment right	57,588	—
Non-cash compensation (3)	1,450	890
Adjusted EBITDA	$126,629	$131,578

Notes:

(1)	These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2)	Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.

Schedule of Free Cash Flow Calculation

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net cash provided by operating activities	$98,490	$84,990
Add (subtract):
Capital expenditures	(75,960)	(42,389)
Proceeds from the sale of assets	24	2,187
Net proceeds from refinancing	148,498	—
Free cash flow	$171,052	$44,788

Consolidated Communications Holdings, Inc.

Total Net Debt to LTM Adjusted EBITDA Ratio

(Dollars in thousands)

(Unaudited)

March 31,
2021
Summary of Outstanding Debt:
Term loans, net of discount $12,607	$987,268
6.50% Senior secured notes due 2028	750,000
5.00% Senior secured notes due 2028	400,000
Finance leases	16,692
Total debt as of March 31, 2021	2,153,960
Less deferred debt issuance costs	(43,163)
Less cash on hand	(325,142)
Total net debt as of March 31, 2021	$1,785,655

Adjusted EBITDA for the twelve months ended March 31, 2021	$524,275

Total Net Debt to last twelve months Adjusted EBITDA	3.41x

Consolidated Communications Holdings, Inc.

Reconciliation of Net Income to Adjusted EBITDA Guidance

(Dollars in millions)

(Unaudited)

	Twelve Months Ended
	December 31, 2021
	Range
	Low	High
Net income	$ 31	$ 41
Add:
Income tax expense	10	20
Interest expense, net	150	145
Depreciation and amortization	305	300
EBITDA	496	506

Adjustments to EBITDA (1):
Other, net (2)	1	1
Pension/OPEB expense	(4)	(4)
Non-cash compensation (3)	7	7
Adjusted EBITDA	$ 500	$ 510

Notes:

(1)	These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2)	Other, net includes income attributable to noncontrolling interests, cash distributions less equity earnings from our investments, dividend income, and certain miscellaneous items.
(3)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.

Adjusted Net Income (Loss) and Net Income (Loss) Per Share

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net income (loss)	$(62,083)	$15,623
Integration and severance related costs, net of tax	1,156	297
Storm costs (recoveries), net of tax	—	82
Loss (gain) on extinguishment of debt, net of tax	8,743	(177)
Change in fair value of contingent payment rights	57,588	—
Non-cash interest expense for Searchlight note including amortization of discount and fees	10,201	—
Non-cash interest expense for swaps, net of tax	(182)	(183)
Non-cash stock compensation, net of tax	1,058	673
Adjusted net income	$16,481	$16,315

Weighted average number of shares outstanding	78,029	71,153
Adjusted diluted net income per share	$0.21	$0.23

Notes:

Calculations above assume a 27.0% and 24.4% effective tax rate for the three months ended March 31, 2021 and 2020, respectively.

Consolidated Communications Holdings, Inc.

Key Operating Statistics

(Unaudited)

Operating Metrics	March 31,	December 31,	QoQ		March 31,	YoY
In thousands	2021	2020	Change	% Change	2020	Change	% Change

Consumer Addressable Market
≥ FTTP 1 Gig + capable (1)	321	275	46	16.7%	273	48	17.5%
Fiber Node/DSL	2,421	2,461	(40)	(1.6)%	2,448	(26)	(1.1)%
Total Passings	2,742	2,736	6	0.2%	2,721	21	0.8%
≥ 1 Gig capable %	12%	10%		1.7%	10%		1.8%

Note: (1) Company launched multi-year, Gig+ network investment plan. In Q1 2021, completed 45,800 of target 300,000 FTTP upgrades for 2021 and 1.6 million by 2025, with at least 70% Gig coverage.

	March 31,	December 31,	QoQ		March 31,	YoY
	2021	2020	Change	% Change	2020	Change	% Change

Data and Internet Connections	794,224	792,200	2,024	0.3%	786,125	8,099	1.0%

Voice Connections	768,083	779,590	(11,507)	(1.5)%	820,620	(52,537)	(6.4)%

Video Connections	73,986	76,041	(2,055)	(2.7)%	82,633	(8,647)	(10.5)%

Consumer Data ARPU	$55.24	$54.41	$0.83	1.5%	$51.65	$3.59	7.0%

Consumer ARPU	$75.19	$75.25	$(0.06)	(0.1)%	$73.32	$1.87	2.6%

Fiber route network miles (long-haul, metro and FTTP) (2)	47,364	46,664	700	1.5%	37,757	9,607	25.4%

On-net buildings	13,910	13,564	346	2.6%	12,536	1,374	11.0%

Note: (2) FTTP miles added to fiber route network miles beginning in Q2 2020, which were previously not included. Prior period amounts have not been restated to the current period presentation.